Exhibit 99.1

           ProAssurance Reports First Quarter 2004 Results

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--May 10, 2004--

    SUMMARY

    In the first quarter of 2004 Net Income for ProAssurance (NYSE:
PRA) was $16.0 million, which is more than 150% higher than the same period a year ago. Net earnings per diluted share were $0.54. ProAssurance's Professional Liability segment continued to make the steady progress foreseen by the Company, and its Personal Lines segment exceeded expectations in the quarter. Operating activities generated $94.7 million in Net Cash from Operating Activities, and Book Value per share increased to $19.73, a five percent increase in the quarter.

    ProAssurance Corporation reports the following results for the quarter ended March 31, 2004:


Unaudited Consolidated Financial Summary
----------------------------------------
 (in thousands, except per share data and ratios)

                                                    Three Months Ended
                                                         March 31,
                                                      2004      2003
                                                    --------  --------
Gross Premiums Written                             $218,726  $202,660
                                                    ========  ========
Net Premiums Written                               $195,462  $178,936
                                                    ========  ========
Net Premiums Earned                                $167,842  $138,196
                                                    ========  ========
Net Investment Income                              $ 19,851  $ 17,248
                                                    ========  ========
Net Realized Investment Gains                      $  3,657  $  1,007
                                                    ========  ========
Total Revenues                                     $192,360  $158,110
                                                    ========  ========
Guaranty Fund Assessments                          $    284  $    236
                                                    ========  ========
Interest Expense                                   $  1,143  $    578
                                                    ========  ========
Total Expenses                                     $171,036  $150,048
                                                    ========  ========
Net Income                                         $ 15,981  $  6,349
                                                    ========  ========
Net Cash Provided by Operations                    $ 94,719  $ 72,522
                                                    ========  ========
Weighted average number of
     common shares outstanding
         Basic                                       29,118    28,893
         Diluted                                     29,361    29,003
Earnings per share
   Net Income per share (basic)                    $   0.55  $   0.22
                                                    ========  ========
   Net Income per share (diluted)                  $   0.54  $   0.22
                                                    ========  ========
Net Loss Ratio                                         84.6%     90.5%
Expense Ratio                                          16.7%     17.7%
                                                    --------  --------
Combined Ratio                                        101.3%    108.2%
                                                    ========  ========


    Chairman A. Derrill Crowe, M.D. commented on the results, "Our results improved in every area, compared to the year-ago quarter. Rate increases in both segments are working their way to the bottom line, and we're adding insureds in states we've targeted for growth. The results reflect consistent progress toward our combined ratio goal of approximately 100% for this year. We're pleased with this quarter and excited about the opportunities in the year ahead."


Unaudited Balance Sheet Highlights:
-----------------------------------
 (in millions, except per share data)

                                           March 31,      December 31,
                                             2004             2003
                                           ---------      ------------
Stockholders' Equity                        $  575          $  546
Total Investments                           $2,182          $2,056
Total Assets                                $2,999          $2,879
Policy Liabilities                          $2,254          $2,173
Book Value per Share                        $19.73          $18.77


    At March 31, 2004, stockholders' equity included net unrealized gains (after-tax) in the investment portfolio of $45.8 million compared to $34.4 million at December 31, 2003. These net unrealized gains primarily are in fixed income securities. We had $2.5 million of favorable net reserve development in the quarter, all from the Personal Lines segment. Prior year Professional Liability net loss estimates were unchanged.
    "The strength of our balance sheet continues to be one of our greatest assets and it permits us to grow our book of business in markets where we see opportunity," said Victor T. Adamo, ProAssurance's President. He added, "In Professional Liability, we expect to see both organic growth in established markets, and de novo growth in states such as those we entered through our renewal rights transaction with OHIC Insurance Company."
    Dr. Crowe said, "We believe we are adequately capitalized for current premium levels, and we enhanced our capitalization recently by raising $13 million through the placement of Trust Preferred securities. This should enable us to maintain our strong claims-paying ratings and build additional capacity for growth opportunities in Professional Liability. Importantly, our Personal Lines segment is generating enough capital to internally fund its expected growth this year."
    Our Total Goodwill is $23.7 million. Approximately $15.5 million of that total is related to the consolidation with Professionals Group, and $7.6 million is attributable to our acquisition of the outstanding minority shares of our subsidiary, MEEMIC Holdings, in the first quarter of 2003. We did not purchase any of our own shares in the quarter, nor do we expect to repurchase any shares this year. We expect to use our capital to support increased premium volume from the new business we are writing as well as higher rates on renewal business.

    Professional Liability Segment

    The core companies in our professional liability segment are The Medical Assurance Company, ProNational Insurance Company, and Red Mountain Casualty Insurance Company. We also write professional liability business through Medical Assurance of West Virginia. Each company focuses on the delivery of professional liability insurance to physicians and surgeons, dentists, hospitals, and others involved in the delivery of health care.


Selected Segment Data:
----------------------
 ($ in thousands)
                                                    Three Months Ended
                                                         March 31,
                                                      2004      2003
                                                    --------  --------
Gross Premiums Written                             $169,737  $158,249
                                                    ========  ========
Net Premiums Written                               $152,284  $138,823
                                                    ========  ========
Net Premiums Earned                                $123,557  $ 98,237
                                                    ========  ========
Net Investment Income                              $ 17,300  $ 14,612
                                                    ========  ========
Net Realized Investment Gains                      $  2,927  $    832
                                                    ========  ========
Total Revenues                                     $144,206  $114,874
                                                    ========  ========
Total Expenses                                     $133,350  $113,549
                                                    ========  ========
Net Loss Ratio                                         93.2%     99.8%
Expense Ratio                                          14.7%     15.8%
                                                    --------  --------
Combined Ratio                                        107.9%    115.6%
                                                    ========  ========
Operating Ratio                                        93.9%    100.7%
                                                    ========  ========


    "Our Professional Liability results continue to strengthen as our past price increases are earned. At the same time, we are building for the future as we add new insureds. We believe we'll continue to grow as our advantages of financial strength, defense commitment and service excellence distance us further from our competitors," said Dr. Crowe.
    Mr. Adamo highlighted the potential growth that should come from the OHIC transaction. "We expect to add to our existing business in several key Midwestern states, broaden our presence in Kansas, a state we targeted for expansion, and establish a foothold in Wisconsin, a new market for us."
    Dr. Crowe pointed out that we have always focused on preparing for the future. ,"We focus on serving our customer for the long-term, which means that we will ensure our balance sheet strength so that we are able to respond when we identify opportunities that allow us to put our capital to work. This benefits our insureds and agents who are confident they can count on us to be there when needed. It also benefits our investors who expect us to produce results and be good stewards of the money they invest," he said.

    Personal Lines Segment

    Our Personal Lines segment is comprised of MEEMIC Insurance
Company, which principally provides auto and homeowners' coverages, primarily for Michigan's educational employees and their families.


Selected Segment Data:
----------------------
 ($ in thousands)
                                                    Three Months Ended
                                                         March 31,
                                                      2004      2003
                                                     -------   -------
Gross Premiums Written                              $48,989   $44,411
                                                     =======   =======
Net Premiums Written                                $43,178   $40,113
                                                     =======   =======
Net Premiums Earned                                 $44,285   $39,959
                                                     =======   =======
Net Investment Income                               $ 2,506   $ 2,574
                                                     =======   =======
Net Realized Investment Gains                       $    20   $   175
                                                     =======   =======
Total Revenues                                      $47,399   $43,174
                                                     =======   =======
Total Expenses                                      $36,543   $35,921
                                                     =======   =======
Net Loss Ratio                                         60.3%     67.6%
Expense Ratio                                          22.2%     22.3%
                                                     -------   -------
Combined Ratio                                         82.5%     89.9%
                                                     =======   =======
Operating Ratio                                        76.8%     83.5%
                                                     =======   =======


    "This is by far the best first quarter performance from MEEMIC in many years. Normally the winter weather in the first quarter causes some problems, but this year the weather was moderate. When we combine the benign weather with MEEMIC's ability to focus highly-developed underwriting techniques on a preferred market, the results are impressive to say the least," said Mr. Adamo.
    Dr. Crowe said that MEEMIC's growth plans remained on track for 2004. He noted, "MEEMIC's policyholder base is growing in Michigan as we successfully penetrate underserved areas such as parochial schools, higher education and more rural parts of the state. At the same time, we believe that our plans to expand MEEMIC into other states by year-end are on schedule as well."

    Conference Call Information

    We will discuss our results in both segments in a conference call at 11:00 am ET today, May 10, 2004. Investors may participate by calling (800) 547-8960 or (706) 645-9133. We will webcast the call on the Investor Relations section of our website, ProAssurance.com, and at StreetEvents.com. We will make a telephone replay available through May 17th, 2004 at (800) 642-1687 or (706) 645-9291 (access code
7124530), and an Internet replay will be available at the same websites.

    Index Inclusion

    On Tuesday May 4, 2004, Standard & Poor's announced that our stock will be included in its Smallcap 600 Index at a yet-to-be announced date.

    About ProAssurance

    We are a specialty insurer with almost $3.0 billion in assets and we wrote more than $740 million in gross written premiums in 2003. As the nation's fourth largest writer of medical professional liability insurance, our principal professional liability subsidiaries, The Medical Assurance Company, Inc., ProNational Insurance Company, and Red Mountain Casualty Insurance Company, Inc., are recognized leaders in developing solutions which serve the needs of the evolving health care industry. We are the tenth largest writer of personal auto coverage in Michigan through our MEEMIC Insurance Company subsidiary. A.M. Best assigns a rating of "A-" (Excellent) to our group and our principal subsidiaries; Standard & Poor's assigns our principal professional liability carriers a rating of "A-" (Strong).

    Caution Regarding Forward Looking Statements

    This news release contains historical information as well as forward-looking statements that are based upon our estimates and anticipation of future events that are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "preliminary," "project," "should," "will," and similar expressions are intended to identify these forward-looking statements. There are numerous important factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as Forward Looking Statements. The principal risk factors that may cause actual results to differ materially from those expressed in the forward-looking statements are described in various documents we file with the Securities and Exchange Commission, including Form 10K for the year ended December 31, 2003 and Form 10Q for the most recent quarter. In view of the many uncertainties inherent in the forward-looking statements made in this document, the inclusion of such information should not be taken as representation by us or any other person that our objectives or plans will be realized. We expressly disclaim any obligation to update or alter our forward looking statements whether as a result of new information, future events or otherwise, except as required by law.

    CONTACT: ProAssurance Corporation, Birmingham
             Frank B. O'Neil, 800-282-6242 or 205-877-4461
             foneil@ProAssurance.com